CONSENT IN LIEU OF SHAREHOLDERS' MEETING (MAJORITY SHAREHOLDERS)

SUPERDIRECTORIES, INC.

Pursuant to the bylaws, we, the holders of the number of shares of Common Stock of Super Directories, Inc. set forth after our signatures below, and as the holders of a majority of the outstanding shares of the voting stock entitled to vote at a meeting of shareholders, do hereby consent and approve of the 1 for 2,500 reverse split of the Company's shares of Common Stock authorized and ratified in a Resolution by the Board of Directors dated May 4, 2012. The text of the Board's Resolution states:

RESOLVED, that the Company authorize and enact a 1 for 2,500 reverse split of its shares of Common Stock (the "reverse stock split"); and be it further

RESOLVED, that the record date and time of the reverse stock split be Friday, June 1, 2012 at 6:00 p.m. PDT; and be it further

RESOLVED, that both the effective date and time, and payable date and time, of the reverse stock split be Monday, June 4, 2012 at 5:00 a.m. PDT; and be it further

RESOLVED, that if, as a result of the reverse stock split, any shareholder holds a non-whole number of shares, that the shareholder be issued an additional fraction of a share sufficient to increase the number of shares held by the shareholder to the next whole number of shares; and be it further

RESOLVED, that the Company's secretary send a conformed copy of this resolution to the Company's transfer agent, Transfer Online, Inc.; and be it further

RESOLVED, that the reverse stock split will not in any way affect the stated par value or number of authorized shares or in any other way change, alter or otherwise amend the Company's Articles of Incorporation in the state of Wyoming, and that therefore no amendment to the Articles of Incorporation is required; and be it further

RESOLVED, that the directors of this Company are empowered and directed, in the name of and on behalf of the Company, to execute and sign this Resolution; and the officers and directors of the Company are empowered and directed in the name and on behalf of the Company to execute and deliver all documents, to make all payments, and to perform and otherwise act as necessary to carry out the purposes and intent of this Resolution, and all such acts and doings of the officers of the Company consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.

SIGNATURE	DATE	NUMBER OF SHARES (%)
Luke Lalonde	May 4, 2012	2,502,000,000 (86.2%)

Susan G McDonald

SUSAN G MCDONALD
Notary Public, State of New York
No. 01MC6052189
Qualified in Franklin County
Commission Expires December 11, 2014

CORPORATE CERTIFICATE OF AUTHENTICATION

I, Luke LaLonde, do confirm that the above Shareholders' Consent to the 1:2,500 reverse stock split is a valid, legally-binding document and authentic and true signature of the shareholder representing a majority of the outstanding shares able to vote on such matters.

Luke LaLonde, President

5/4/2012
Date

Notarization:
Susan G McDonald
5-4-12

SUSAN G MCDONALD
Notary Public, State of New York
No. 01MC6052189
Qualified in Franklin County
Commission Expires December 11, 2014